Exhibit 99.1

Iconix Brand Group Receives Letter from NASDAQ

New York, NY — November 16, 2017— Iconix Brand Group, Inc. (NASDAQ: ICON) (the “Company”), announced today that as a result of the previously disclosed delayed filing of its Form 10-Q for the period ended September 30, 2017 (the “3Q Form 10-Q”), it has received a customary deficiency notice from the NASDAQ Listing Qualifications Staff. The delayed filing is a result of additional time required for the Company to complete impairment testing of its goodwill and intangible assets in order to determine the amount of any non-cash intangible asset impairment charge on any of its brands, which the Company will reflect in its financial statements.

The NASDAQ letter states that the Company is not currently in compliance with NASDAQ Listing Rule 5250(c)(1). The letter requests that the Company submit a plan to regain compliance with respect to the NASDAQ’s continued listing standards no later than January 16, 2018. If the Company fails to provide a timely plan or the NASDAQ staff determines the Company’s plan is insufficient to regain compliance, the Company may be subject to delisting from the NASDAQ Stock Market. However, the Company anticipates that it will file the 3Q Form 10-Q by January 16, 2018, and believes that submission of a plan will not be necessary.

Cautionary Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements, including how promptly we are able to complete impairment testing of our goodwill and intangible assets, as well as those factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2016, subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports on Form 8-K filed with the SEC, which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Contact Information:

Jaime Sheinheit

VP, Investor Relations

Iconix Brand Group, Inc.

jsheinheit@iconixbrand.com

212.819.2096